Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G Amendment No. 1 dated August 13, 2025 relating to the Common Stock, $0.01 par value per share, of Thryv Holdings, Inc. shall be filed on behalf of the undersigned.

SAMJO MANAGEMENT, LLC By: /s/ Andrew N. Wiener
Name: Andrew N. Wiener
Title: Managing Member

ANDREW N. WIENER By: /s/ Andrew N. Wiener